Exhibit (h)(1)

SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT, made as of August 25, 2023 (this “Agreement”), by and between the Short Term Investment Fund for Puerto Rico Residents, Inc. (the “Fund”), a corporation organized under the laws of the Commonwealth of Puerto Rico, and UBS Trust Company of Puerto Rico (“UBS TCPR”), a trust company duly organized and having its principal office and principal place of business in Puerto Rico, licensed with the Office of the Commissioner of Financial Institutions of Puerto Rico (the “Commissioner”) and organized under the Puerto Rico Trust Company Act, as amended, in its capacity as administrator (the “Administrator”). Capitalized terms not otherwise defined herein will have the same meaning as in the Fund’s then-current prospectus and statement of additional information, as amended or supplemented from time to time (together referred to as the “Prospectus”).

W I T N E S S E T H

WHEREAS, the Fund is registered under the U.S. Investment Company Act of 1940, as amended (the “ICA”), as a non-diversified investment company, and intends to sell shares of common stock of the Fund (the “Shares”) to the persons as further described in the Prospectus (the “Shareholders”); and

WHEREAS, the Fund has retained an investment adviser, UBS Asset Managers of Puerto Rico (“UBS AMPR” or the “Investment Adviser”), a division of UBS TCPR for the purpose of investing its assets in securities and other instruments and desires to retain UBS TCPR for certain administrative services; and

WHEREAS, UBS TCPR has full capacity and is willing to furnish such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Fund has retained UBS TCPR to act as custodian and as transfer agent in the manner and on the terms and conditions set forth in the Custody Agreement (the “Custody Agreement”) and in the Transfer Agency, Registrar, and Shareholder Servicing Agreement (the “Transfer Agency Agreement”), respectively.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Fund hereby appoints UBS TCPR to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund (the “Board”), for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth and for the compensation herein provided.

2. Subject to the supervision of the Board, the Administrator shall provide facilities and personnel to the Fund in the performance of the following services:

a. With the assistance of the Investment Adviser and sub-advisers retained directly by the Investment Adviser, if any, oversee the determination of the net asset value of the Fund (in accordance with the Fund’s Prospectus), and polices as adopted from time to time;

b. Maintain and preserve in Puerto Rico the books and records of the Fund as required by the ICA and the rules and regulations thereunder, as well as by the terms and conditions of the Certificate of Incorporation and Bylaws creating the Fund and any supplements or amendments thereof;

c. Assist in the preparation and filing of the Fund’s Puerto Rico income tax returns and any other required tax returns as prepared by the Fund’s auditors;

d. Review the appropriateness of and arrange for payment of the Fund’s expenses;

e. Prepare for review and approval by the Board, or any officer of the Fund to whom the Board has delegated such responsibility, the Prospectus and other offering materials, marketing materials, financial information for the Fund’s reports, periodic performance reports and proxy materials and prepare other communications to the Shareholders required by applicable law or otherwise to be sent to the Shareholders at the request of the Fund, and arrange for the printing and dissemination of such reports and communications to the Shareholders;

f. Provide regulatory compliance services, and prepare for review and approval by the Board, and file or cause to be filed, the Fund’s periodic financial and other reports, forms, any reporting and filings required by any federal or Puerto Rico securities laws and rules and regulations thereunder, and such other reports, forms or filings as may be required by applicable laws and regulations or as may be mutually agreed upon by the Fund and the Administrator;

g. Make such reports and recommendations to the Fund concerning the performance of the auditors as the Board may reasonably request or deem appropriate;

h. Make such reports and recommendations to the Board concerning the performance and fees of the Fund’s custodian and the transfer agent as the Fund may reasonably request or deem appropriate;

i. Consult with the Fund’s Board, auditors, legal counsel, custodian and transfer agent in establishing the accounting policies of the Fund;

j. Review implementation of any distribution reinvestment programs authorized by the Fund;

k. Provide such assistance to the Investment Adviser and sub-advisers retained directly by the Investment Adviser, if any, the custodian and any of their respective agents and the Fund’s counsel and auditors as generally may be required to carry on the business and operations of the Fund properly;

l. Respond to or refer inquiries relating to the Fund to the Fund’s Board or the transfer agent or any agent thereof;

m. Provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, air conditioning, utilities, stationery supplies, and similar items; and

n. Coordinate with the Fund’s officers as well as provide assistance and arrange for facilities for meetings of the Board.

All services are to be furnished through the medium of any directors, officers or employees of the Administrator, as the Administrator deems appropriate in order to fulfill its obligations hereunder.

3. The Administrator may enter into one (1) or more contracts with another party in which such other party may render assistance in connection with, or be delegated authority to perform, any or all of its duties specified in Paragraph 2 of this Agreement; provided that the Administrator will retain responsibility for the activities of such other party with respect to the Fund and that the Administrator will remain legally liable to the Fund for such activities. The Administrator will disclose to the Board fully the terms of any contract entered into pursuant to this Paragraph including, but not limited to, the compensation to be paid, and will notify the Board of any change in the terms of such contract.

4. The Administrator or an affiliate of the Administrator agrees to pay all of the Administrator’s own expenses incurred in connection with this Agreement, including all salaries, fees, and expenses of the persons affiliated with the Administrator. The Administrator will not be required to pay any expenses of the Fund not expressly assumed by the Administrator in this Agreement. The Fund shall pay the Fund’s expenses including, but not limited to (which shall be in addition to the fees payable to and expenses incurred on behalf of the Fund by the Administrator hereunder): (1) the costs (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (2) organizational expenses, including legal expenses, of the Fund, whether or not advanced by the Investment Adviser; (3) filing fees and expenses relating to the registration and qualification of the Fund under U.S. securities laws, including the ICA, and any applicable laws of Puerto Rico; (4) Investment Adviser’s investment advisory fees; (5) taxes (including any income or franchise taxes) and governmental fees (including transfer taxes); (6) costs of any liability, uncollectible items of deposit, and any other insurance or fidelity bonds; (7) any costs, expenses, or losses arising out of a liability of or claim for damages or other relief asserted against the Fund for violation of any law, subject to the terms of Paragraph 8 hereof; (8) ordinary legal fees and disbursements, including legal fees of counsel of the Fund and special counsel for those members of the Board who are not interested persons (as defined in the ICA); (9) accounting and auditing expenses; (10) fees and disbursements of custodians and securities depositories, transfer agent, and other agents; (11) expenses of printing and distributing reports to Shareholders; (12) any extraordinary expense, including reasonable fees and disbursements of litigation counsel and indemnification expenses incurred by the Fund; (13) fees, voluntary assessments and other expenses incurred in connection with membership in investment company or trade organizations; (14) costs of mailing and tabulating proxies and costs of meetings of the Shareholders, the Fund’s Board, and any committees thereof; (15) the cost of investment company literature and other publications; (16) costs of mailing, stationery, and communications equipment; (17) interest charges on borrowings; (18) the cost of preparing, printing and mailing Share certificates, if any; (19) cost of the security pricing services used to value the Fund’s assets and to obtain “corporate action data;” (20) fees and salaries payable to those members of the Board who are not interested persons (as defined in the ICA); and (21) all expenses incurred in connection with such independent directors’ services, including travel expenses.

5. For the services performed, and the facilities furnished hereunder, the Fund will pay the Administrator an annual fee equal to 0.05% of the Fund’s average daily net assets, payable monthly. Any subsequent fee increase will require prior approval by the Board of Directors of the Fund.

6. The Administrator is hereby authorized to charge the accounts opened as authorized under the Custody Agreement the foregoing fee and any out-of-pocket incidental expenses the Administrator incurs that arise out of or in connection with this Agreement, after providing written notice to the Fund of such fees and expenses.

7. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder.

8. The Administrator shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, cost, and expenses (including reasonable attorneys’ fees and amounts paid in settlement with the written consent of the Fund) incurred by the Administrator in or by reason of any pending, threatened or completed action, suit, investigation, or other proceeding (including an action or suit by or in the right of the Fund or its Shareholders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect to any liability to the Fund or its Shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties under this Agreement, or of its breach of its duties and obligations under this Agreement.

9. This Agreement shall become effective as of the date first written above, and this Agreement shall continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than sixty (60) days prior written notice to the other party hereto. Neither this Agreement nor any rights and obligations hereunder may be assigned or transferred by any party hereto to another person without the consent of the other party, and then only if such other person is organized and has its principal place of business in Puerto Rico.

10. Nothing in this Agreement shall limit or restrict the right of any employee of the Administrator to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

11. During the term of this Agreement, the Fund agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof any Prospectus, offering memoranda, reports, sales literature, or other material prepared for distribution that refer in any way to the Administrator. If the Administrator reasonably objects in writing to such references within five business days (or such other time as may be mutually agreed upon) after receipt thereof, the Fund will modify such references in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

12. This Agreement may be amended only by mutual written consent of the parties.

13. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail postage prepaid: (1) to the Administrator, at American International Plaza, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, Attention: Claudio Ballester; or (2) to the Fund at American International Plaza, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, Attention: Leslie Highley, Jr.; or (3) at such other address as either party shall designate by notice to the other party.

14. This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and UBS TCPR as Administrator and supersedes and replaces any prior agreements with respect to such matters. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

15. This Agreement shall be governed by and construed in accordance with the laws of Puerto Rico.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

UBS TRUST COMPANY OF PUERTO RICO, in its capacity as administrator for the Short Term Investment Fund for Puerto Rico Residents, Inc.		SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

By:	/s/ Claudio Ballester	By:	/s/ Leslie Highley
Name:	Claudio Ballester	Name:	Leslie Highley
Title:	Executive Director	Title:	Senior Vice President

UBS TRUST COMPANY OF PUERTO RICO, in its capacity as administrator for the Short Term Investment Fund for Puerto Rico Residents, Inc.		SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

By:	/s/ Jose Arias	By:	/s/ Javier Rodriguez
Name:	Jose Arias	Name:	Javier Rodriguez
Title:	Managing Director	Title:	Assistant Vice President